UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2008

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14101 Capital Boulevard, Youngsville, North Carolina 27596

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 556-7235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

Amended and Restated Credit and Guaranty Agreement

Our Credit and Guaranty Agreement, dated as of May 18, 2005 (as modified by the prior amendments thereto, the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company, Citigroup Global Markets Inc. and CIBC World Markets plc, as Joint Lead Arrangers and Lead Bookrunners, Citigroup Global Markets Inc. and CIBC World Markets plc, as Syndication Agents, Citicorp North America, Inc., as Administrative Agent, Citicorp North America, Inc., as Collateral Agent, and other lenders party thereto (the “credit facility”), requires that we meet certain operating requirements and financial ratios in order to avoid a default or event of default under the facility. For the period ended March 31, 2008, we did not satisfy our leverage ratio covenant as previously in effect, and our independent registered public accounting firm included an explanatory paragraph in its report on our 2007 consolidated financial statements related to the uncertainty in our ability to continue as a going concern. Absent a waiver, these matters would constitute defaults under our credit facility.

On April 8, 2008, we entered into an amendment and waiver agreement with our lenders relating to our credit facility pursuant to which the lenders agreed to waive through May 31, 2008 any past and then existing defaults. On May 30, 2008, prior to the expiration of the waiver, we entered into the Amended and Restated Credit and Guaranty Agreement with the lenders (the “Restated Credit Agreement”). The Restated Credit Agreement revises our financial covenants. For all periods going forward, the Company will be subject to the following significant financial covenants:

Minimum Interest Coverage Ratio: The ratio of adjusted four quarter adjusted EBITDA to interest expense.	Fiscal Quarter(s) Ending	Ratio
	March 31, 2008	3.00:1.00
	June 30, 2008	2.75:1.00
	September 30, 2008	2.50:1.00
	December 31, 2008	2.25:1.00
	March 31, 2009 to March 31, 2010	2.00:1.00
	June 30, 2010 to March 31, 2011	2.25:1.00
	June 30, 2011 to December 31, 2011	2.50:1.00
	March 31, 2012	2.75:1.00

Minimum Fixed Charge Coverage Ratio: The ratio of the adjusted four quarter adjusted EBITDA to fixed charges (interest expense, principal payments, and taxes)	Fiscal Quarter(s) Ending	Ratio
	March 31, 2008	1.85:1.00
	June 30, 2008	1.70:1.00
	September 30, 2008	1.60:1.00
	December 31, 2008	1.40:1.00
	March 31, 2009	1.40:1.00
	June 30, 2009 to March 31, 2012	1.20:1.00

Maximum Leverage Ratio: The ratio of outstanding debt to four quarter adjusted EBITDA	Fiscal Quarter(s) Ending	Ratio
	March 31, 2008	4.50:1.00
	June 30, 2008	5.75:1.00
	September 30, 2008	5.75:1.00
	December 31, 2008	5.50:1.00
	March 31, 2009	5.50:1.00
	June 30, 2009	5.25:1.00
	September 30, 2009	5.25:1.00
	December 31, 2009	5.00:1.00
	March 31, 2010	4.75:1.00
	June 30, 2010	4.75:1.00
	September 30, 2010	4.50:1.00
	December 31, 2010	4.25:1.00
	March 31, 2011	4.25:1.00
	June 30, 2011 to March 31, 2012	4.00:1.00

At March 31, 2008 we would have been in compliance with these revised covenants.

We have agreed to pay the lenders additional fees and an initial higher interest rate on the loans. Under the Restated Credit Agreement, the interest rate on the Term B and revolving loans is LIBOR plus 5.50% through the remainder of 2008. Beginning in 2009, we can substantially reduce the interest rate if we obtain favorable credit ratings. A rating of B3 by Moody’s and B- by S&P would reduce the margin to 4.25%, a rating of B1 by Moody’s or B+ by S&P would reduce the margin to 3.75%, and a rating of Ba3 or higher by Moody’s and BB- or higher by S&P would reduce the margin to 2.75%. The aggregate fees paid to the lenders and Citigroup Global Markets Inc. in connection with the approval of the Restated Credit Agreement were approximately $6.8 million.

We are also subject to additional operating covenants. The Restated Credit Agreement requires that our maximum consolidated capital expenditures be limited to $50 million in 2008 and $35 million thereafter. Additionally, for each fiscal year we must deliver to the administrative agent a detailed budget and business plan, including projected financial statements, for the Company and its subsidiaries. Under the Restated Credit Agreement, 75% of excess cash flow must be used to pay down debt. Similarly, 75% of the cash proceeds from an equity sale must be used to pay down debt. Use of proceeds from asset sales has been further restricted, such that only $3 million of net proceeds from asset sales may be reinvested instead of being used to pay down debt. Finally, we are prohibited from issuing any dividends for the life of the Restated Credit Agreement.

On May 30, 2008, the Company issued a press release announcing the Restated Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished herewith.

Exhibit No.	Description
99.1	Press Release of Xerium Technologies, Inc. dated May 30, 2008 relating to the Amended and Restated Credit and Guaranty Agreement. Exhibit 99.1 to this Form 8-K shall be deemed “furnished” in accordance with General Instruction B.2. to Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: May 30, 2008

By:  /s/  Michael P. O’Donnell

        Name: Michael P. O’Donnell

        Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Xerium Technologies, Inc. dated May 30, 2008 relating to the Amended and Restated Credit and Guaranty Agreement. Exhibit 99.1 to this Form 8-K shall be deemed “furnished” in accordance with General Instruction B.2. to Form 8-K.